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                                                                      EXHIBIT 11



                           BTG, INC. AND SUBSIDIARIES
                       COMPUTATION OF PER SHARE EARNINGS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)





                                                                 FISCAL YEAR ENDED MARCH 31,
                                                       ------------------------------------------------
                                                         1997                1996               1995
                                                       ----------         ----------          ---------



    Net income                                         $    4,271         $    2,954          $   3,132
                                                       ==========         ==========          =========


    Weighted average common stock
      shares outstanding during the
      period                                                6,887              6,042              4,979

    Dilutive effect of common stock
      equivalents                                             254                191                217
                                                       ----------         ----------          ---------
    Weighted average shares of common
      stock and common stock equivalents                    7,141              6,233              5,196
                                                       ==========         ==========          =========





    Earnings per common and common
      equivalent share                                 $     0.60         $     0.47          $    0.60
                                                       ==========         ==========          =========





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